Gulf Resources Announced Finding of Natural Gas Resources Under Its Bromine Well in Sichuan Area

SHOUGUANG, China, Jan. 30, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company" or "GURE"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the company has found natural gas resources under its bromine well in Sichuan area.

In 2014, the Chinese National Petroleum Corporation (CNCPC), (listed symbol PTR) discovered 440.4 billion cubic meters of proven geological natural gas reserves of which 308.2 billion cubic meters is "technically recoverable" in Moxi block of An'yue field Sichuan Province. This area is very near to the region where Gulf Resources is exploring for bromine.

GURE's technical staff believed there might be natural gas under the company's bromine well due to the similar geological structure with Moxi block. In September 2014, GURE's team started deeper drilling exploration under its existing well and did exploration analysis on the resources from different levels. Recently, GURE's team discovered natural gas resources under its existing well. Because the discovery was under its existing well, the drilling costs have not been excessive.

Gulf Resources' CEO, Xiaobin Liu stated, "We are very excited and pleasantly surprised to have found natural gas under our existing well. We will hire a third party to conduct a survey of the geological structure and complexity analysis and the economics of the natural gas under this well. However, given the success of the Chinese National Petroleum Corporation in the same region, we are optimistic about this opportunity."

China continues to have a shortage of both natural gas and oil. While world prices have come down, prices in China have remained on a stable increase trend and China is still a large importer of natural gas. In 2014, the price for stock natural gas station for non-residential use increased approximately RMB0.4 ($0.06) per cubic meter. During the first three quarters of 2014, imports of natural gas increased approximately 9.3%. It is predicted that the price might increase approximately another RMB0.4 ($0.06) per cubic meter in 2015 for stock natural gas.

"Gulf does not know," Mr. Liu added, "if this project will be commercially viable. Neither has it decided whether it will develop these fields by itself or seek to partner with a company specializing in this industry until after the assessment report from third party has been completed."

"Nonetheless," Mr. Liu concluded, "We are very excited about this new finding. The discovery of natural gas in our drilling area might bring Gulf into a business segment with exceptional opportunities in terms of both sales and profits."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu

IR Manager
Max Ma